Exhibit 10.4

LEASE

THIS LEASE made this 29th day of June, 2007 by and between WALES REALTY, LLC, a Connecticut Limited Liability Company with a principal place of business located at 275 New State Road, in the Town of Manchester County of Hartford, State of Connecticut, (hereinafter referred to a "Landlord"), and VeruTEK TECHNOLOGIES, INC. a Connecticut corporation with a place of business located at 65 West Dudley Town Road, in the Town of Bloomfield, County of Hartford, State of Connecticut (hereinafter referred to as "Tenant");

WITNESS ETH:

1.       Lease of Premises - For and in consideration of the rents herein reserved, and the covenants and conditions herein contained, the Landlord hereby leases to the Tenant and the Tenant hereby hires from the Landlord, that certain tract of land situated in Bloomfield, Connecticut (hereinafter, "Land") consisting of approximately 2.0 acres, as further described in Exhibit A which is attached hereto, together with all improvements thereon (hereinafter, "Building"). The Building is further described as a free standing building containing approximately 24,000 square feet having a street address of 65 West Dudley Town Road. The Tenant hereby hires from the Landlord and Landlord leases to Tenant a 8,800 square feet portion of the Building as per the attached plan (hereinafter, "Improvements"). The Land and Improvements are sometimes collectively referred to in this Lease as the "Premises." In addition, Tenant shall have use of twenty five (25) parking spaces.

2.             Use of Premises - The Tenant shall use and occupy the Improvements for office, laboratory and manufacturing operations, only and for no other purpose without the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed. The Tenant hereby warrants that no toxic or hazardous materials shall be stored, utilized or disposed of on the Premises in excess of amounts permitted under applicable law. In the event of any such storage, use or disposal, Tenant shall be liable for any costs reasonably incurred by the Landlord in connection with, or arising out of, the storage, use or disposal of said toxic or hazardous materials. The term "toxic or hazardous materials" shall be as defined by applicable State and Federal laws and regulations. Landlord acknowledges that Tenant's operation on the Premises will require the use of certain materials which may be considered "toxic or hazardous materials" under applicable law. Landlord hereby consents to the use of such materials, provided that all such materials are used, stored and disposed of in accordance with the requirements of applicable laws.

3. Term of Lease - The term of this lease shall be for a period of five (5) years, commencing on August 1, 2007 (the "Commencement Date") and ending July 31, 2012. From the date of mutual execution of this Lease, through the Commencement Date, the Landlord shall permit the Tenant to have access to the Premises for the purpose of permitting the Tenant and its agents and contractors to make alterations to the Improvements so that the Premises, as of the Commencement Date will be fit for the conduct of the Tenant's business thereon. During the period prior to the Commencement Date, the Landlord and the Tenant will cooperate and coordinate with one another so that the work for which they are each responsible for prior to the Commencement Date can be done in as efficient and expeditious manner as possible.

4.       Base Rent -The Tenant agrees to pay the Landlord as rent, without rights of set off, deduction, or necessity for demand, for each of the years as follows. The first month's rent shall be paid prior to the Tenant obtaining possession of the Premises.

YEAR	YEARLY RENT	MONTHLY RENT
Commencement Date –July 31, 2008	$38,000.00	$3,166.67
August 1, 2008 – July 31, 2009	$39,000.00	$3,250.00
August 1, 2008 – July 31, 2010	$40,000.00	$3,333.33
August 1, 2008 July 31, 2011	$41,000.00	$3,416.67
August 1, 2008 – July 31, 2012	$42,000.00	$3,500.00

The foregoing rent is allocated as follows:

$3,166.67 base rent adjusted as provided above
$ 833.33 initial estimated additional rent due under Paragraph 33 until such time as adjusted pursuant to Paragraph 33.

The foregoing rent shall be payable in equal monthly installments in advance, commencing on the first day of the first full calendar month following the Commencement Date and on the first day of each and every calendar month thereafter. If the Commencement Date is not the first day of the month, rent for the initial partial month shall be pro-rated based upon the actual number of days in such month and the number of days from the Commencement Date until the last day of such month. In the event said rent is not actually received by the Landlord within ten (10) days, the Tenant shall be responsible for a late charge of $10.00 per day for every day that said rent is late beyond the ten (10) days up to a maximum charge of $150.00. Said late charges shall be considered liquidated damages for said late payment, but shall in no event affect any other damages to which the Landlord may be entitled as a result of the Tenant's late payment, i.e. back rent, unpaid charges, costs of collection, etc. In the event that the Landlord elects to terminate this lease the Tenant's liability for said late charge payment shall cease on the date of said election but the Tenant shall be liable for damages in accordance with Paragraph 11 hereof following the date of said election to terminate. The first installment of rent shall be paid prior to the Tenant taking possession of the Premises.

5.             Assignment and Subletting - The Tenant agrees not to assign this lease or any interest therein or sublet the Premises or any portion thereof, without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, but notwithstanding any assignment or subleasing, Tenant shall remain liable for all the terms, covenants, and conditions of this lease. If the Tenant is a corporation, a transfer of 50% or more of the Tenant's stock shall be considered to be an assignment or sublet for purposes of this Paragraph. Any such sublet or assignment shall be subject to the terms and provisions of this lease and the termination or other expiration of this lease shall terminate any such sublease or assignment.

6.             Indemnity - The Tenant agrees to indemnify and save Landlord harmless against and from any and all claims, damages, costs and expenses, including reasonable attorney's fees, arising from the conduct or management of the business conducted by the Tenant in the leased Premises, or from any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the terms of this lease, or from any act or negligence of the Tenant, its agents, contractors, servants, employees, subleases, concessionaires or licensees in or about the leased Premises. In case any action or proceeding be brought against the Landlord by reason of any such claim, Tenant, upon notice from Landlord, covenants to defend such action or proceeding and reimburse the Landlord for its reasonable expenses in connection therewith,

7.             Limitation of Landlord's Liability - The Landlord shall not be liable for:
(a) Loss of or damage to any property of the Tenant or of any other person entrusted to the Tenant;

(b) Loss of or damage to any property of the Tenant or of any person by theft or otherwise;
(c) Any injury or damage to any person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, dust, water or snow or leaks from any part of the building or from the pipes, appliances or plumbing system or any other place or by dampness or from any other cause whatsoever;

(d) Any damage caused by other occupants or persons in the building leased to Tenant; or

(e) Any latent defects in the building;
(f) Any interruption of services, utilities, or similar items to be provided for by the Landlord pursuant to this lease.
The foregoing provisions of this Paragraph 7 shall not excuse Landlord from its own negligence or willful misconduct or the negligence or willful misconduct of its employees, agents and contractors. Landlord shall indemnify, defend and save Tenant harmless from any and all claims, damages, losses costs and expenses resulting from the negligence and/or willful misconduct and acts of Landlord, its employees, agents and contractors on or about the Premises,

8. Insurance - The Tenant shall keep in force during the term of this lease public liability insurance with recognized companies licensed in the State of Connecticut with liability limits of not less than $1,000,000.00 for bodily injury and other casualty and arising out of the occupancy, maintenance and use of the Premises and $1,000,000.00 for contents/personal property damage.

In the event that Tenant wishes to maintain contents/personal property limits at an amount less than $1,000,000, Tenant shall provide sufficient proof of adequate coverage and shall make no claim against Landlord in the event that said coverage is insufficient.. Tenant will name the Landlord as an additional insured on all policies of insurance, and will furnish the Landlord with a copy of the policy or policies within ten (10) days of the execution of this lease and further proof of said insurance as the Landlord may require. Neither party shall be liable for damages covered by insurance.

Throughout the term of this Lease, Landlord shall maintain a policy of fire and extended casualty insurance covering the Premises in an amount equal to the full replacement cost of the Premises and liability coverage with respect to the Premises with limits of not less that $1,000,000.00 for bodily injury and $1,000,000.00 for property damage with the Tenant named as an additional insured thereunder. All such insurance shall be issued by recognized companies licensed in the State of Connecticut. Tenant shall be responsible for payment of its proportionate share as provided in Paragraph 33.

Landlord and Tenant each hereby waives on behalf of all insurers under all policies of insurance (casualty or liability) carried by either covering the Premises or any part thereof or any operations or activities thereon, all rights of subrogation which any insurer might otherwise have, if at all, to any claims of Landlord or Tenant against the other.

9.       Compliance With Law - Tenant agrees to comply and operate its business in accordance with all statutes, laws, ordinances, regulations and rules of the United States, the State of Connecticut, the town in which the Premises are located and any other governmental subdivisions claiming jurisdiction so far as the Premises are or may be concerned.

10.             Subordination to Mortgages - This lease shall not take precedence over any mortgage with any individual, savings bank, commercial bank or insurance company or other recognized lending institution, which may be placed, or arranged upon the Premises, but any mortgage so placed or arranged at all times after the execution hereof until the end of the term of this lease shall be prior to any rights the Tenant may have in the Premises by reason of this lease, to the same effect as though said mortgage had been executed before this lease and recorded within a reasonable time thereafter, provided that no such subordination shall occur unless the lender in question delivers to Tenant an agreement in form and substance reasonably satisfactorily to Tenant pursuant to which such lender agrees not to name Tenant as a defendant in a foreclosure action or disturb Tenant in its enjoyment of the Premises and recognizing the rights of Tenant under this Lease, so long as Tenant is not in default hereunder.

11. Default - If default be made in the payment of rent herein reserved or any part thereof for ten (10) days after written notice from Landlord or if default be made in any of the other covenants and agreements herein contained to be kept by the Tenant which default (other than nonpayment of rent) is not cured within thirty (30) days following notice to the Tenant, provided however, if such default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default hereunder as long as Tenant commences such cure within such thirty (30) day period, or if the Tenant shall make an assignment for the benefit of creditors, or if a receiver or trustee of the Tenant's property shall be appointed which is not removed within sixty (60) days, then it shall be lawful for the Landlord at the Landlord's election to declare said term ended and to re-enter the Premises or any part thereof without such re-entry working a forfeiture of rents to become due hereunder, either with or without process of law, and to expel, remove, and put out the Tenant or any person or persons occupying the same, using such force as may be necessary so as to repossess and enjoy the demised Premises as before this demise, without prejudice to any remedies which the Landlord might otherwise have.

(a) In the event that this lease is terminated, the Landlord shall make reasonable effort to re-let the Premises, but shall have the sole authority to determine and receive the rent therefore, applying the same to the payment of the rent due by these presents, including reasonable expenses of re-rental such as advertising, rental commission, decorating and repairs and, if the full rental herein provided shall not be realized by the Landlord over and above such expenses of reletting, the said Tenant shall pay any deficiency in all events and shall remain liable for failure to comply with all the other terms, covenants and conditions of this lease. Said deficiency shall be computed by subtracting the amount of rent that the Landlord is scheduled to receive from any re-rental from the amount of rent that the Tenant would have paid throughout the term of this lease. The Landlord shall compute the amount of said damages and shall render a statement to the Tenant for said amount. The Tenant shall each month make a payment equal to the difference between the rent due under this Lease and the rent due under such sublease for such month. In addition to the foregoing, the Tenant shall be liable for all other damages suffered by the Landlord in the event of a breach of this lease.

(b) The Landlord shall have, in addition to the rights and remedies of the Landlord enumerated in this lease (which shall be cumulative), such other rights and remedies as may be allowed by law or in equity. If the Landlord engages the services of an attorney-at-law after a default as aforesaid, the Tenant shall reimburse the Landlord for the actual amount of costs reasonably incurred plus a reasonable attorney's fee. In the event there are any sums due the Landlord by the Tenant following said breach, and said sums are not paid within thirty (30) days after the time they become due, the Tenant shall pay to the Landlord interest on said sums at the rate of one percent (1%) per month.

12. Alterations -

(a) The Tenant may, at its own expense, make improvements to the property as it may deem necessary or expedient in the operation of the leased property, provided the Tenant, without the written consent of the Landlord, shall not tear down or materially demolish any of the improvements on the leased property, or make any material changes or alterations in such improvements without the prior consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall not make any change in or alteration to the leased property which would violate the terms of any mortgage on the leased property, or of any policy of insurance in force with respect to the leased property.

Landlord hereby acknowledges that Tenant has informed Landlord of its plans for alteration as set forth in Schedule 12, attached hereto, to be made to the Premises by Tenant at a future date and Landlord consents to such alterations.

(b) Subject to the foregoing, the Tenant shall have the right to make changes or alterations to the building on the leased property so long as:

(i) No change or alteration shall at any time be made which shall impair the structural soundness or diminish the value of the building on the leased property.

(ii) Before commencing any changes or alterations the Tenant shall procure and deliver to the Landlord the written consent of the mortgagee to which the lease is subordinate and Landlord shall assist Tenant in procuring such consent.
(iii) No change or alteration shall be undertaken until the Tenant shall have procured and paid for all required municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction.

(iv) All work done in connection with any change or alteration shall be done in a good and workmanlike manner and in compliance with the building and zoning laws, and with all other laws, ordinances, orders, rules, regulations, and requirements of all Federal, State, and municipal governments in the appropriate departments, commissions, boards, and their officers thereof, and in accordance with the orders, rules, and regulations of the Board of Fire Underwriters or any other body now or hereafter constituted exercising similar functions, and the Tenant shall procure certificates of occupancy and other certificates required by law.

(v) At all times when any change or alteration is in progress, there shall be maintained, at the Tenant's expense, Workers Compensation Insurance in accordance with the law covering all persons employed in connection with the change or alteration, and general liability insurance for the mutual benefit of the Tenant and the Landlord expressly covering the additional hazards due to the change or alteration.

(c) The Landlord and Tenant agree to make the improvements to the Premises as set forth in Schedule 12 prior to or in a reasonable time after the Commencement Date. Landlord and Tenant agree that Landlord shall contribute the reasonable cost of said improvements up to a maximum amount of Ninety Thousand ($90,000) Dollars which improvements do not include the construction of the laboratory. Payments of Landlord's payment shall be made by Landlord directly to the provider of goods and/or services within thirty (30) days and shall be conditioned upon the delivery of a mechanic's lien waiver.

13. Non-Waiver - The failure of the Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this lease shall not (notwithstanding any former waiver) prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by the Landlord of rent with knowledge of the breach of any covenant or condition of this lease shall not be deemed a waiver of such breach. It is further agreed that in the event any such rental payment is made by the Tenant after written notice of a breach of any portion of this agreement was given Tenant by Landlord, all rental monies forwarded to Landlord after Tenant's receipt of said notice, shall be accepted by the Landlord only as compensation for reasonable use and occupancy of the demised Premises. No provision of this lease shall be deemed to have been waived by the Landlord unless such waiver be in writing signed by the Landlord. No payment by the Tenant or receipt by the Landlord of a lesser amount than the rent due under this lease shall be deemed to be other than on account of the earliest stipulated rent or shall any endorsement or statement on any check or on any letter or document accompanying any such check or payment be deemed an accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord's rights to recover the balance of such payment or to pursue any other remedy in this lease provided.

14.             Entire Agreement - This lease contains the entire agreement between the parties, and any executory agreement hereafter made shall be ineffective to change, modify, discharge, or affect an abandonment of it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

15.             Notice - Whenever, under the terms of this lease, notice is required to be given or a bill is required to be sent by either party to the other, notice shall be deemed to be given as of the date of mailing by certified or registered mail, return receipt requested or as of the date of receipt of such mail by overnight mail, to the Landlord at:
P.O. Box 8383
Manchester, Connecticut 06040

with a copy to:
Fatima T. Lobo, Esq.
Lobo & Associates, LLC Manchester, CT 06042-1975 Tel. (860) 645-0006
Fax. (860) 645-1110

to the Tenant at the address at the following address:
VeruTEK Technologies, Inc. 65 West Dudley Town Road Bloomfield, CT 06002
with a copy to:

16.             Recording - The Tenant agrees not to record this lease and in the event of such recording, this lease shall be at the option of the Landlord void. Either party to this lease may, upon notice from the other party, request that a notice of lease be filed in accordance with the Connecticut Statutes relating to Notices of Lease, which notice of lease may be recorded by Landlord or Tenant.

17.             Condemnation - If at any time during the term of this lease the Premises shall be taken or appropriated by virtue of eminent domain or similar proceedings or be condemned by any public or quasi-public use which shall prevent normal occupancy and use by the Tenant, the Tenant shall not share in the damages or awards paid in respect to the taking or appropriation of its leasehold interest. If a condemnation results in the taking of the whole or substantially whole Premises, this Lease shall terminate as of the date of such taking. If less that the entire Premises is taken and the portion remaining is not sufficient, in the Tenant's reasonable discretion, for the conduct of its business thereon, or materially reduces the amount of parking available at the Premises or adversely affects street access to the Premises, then Tenant may terminate this Lease as of the date of such taking by written notice to Landlord. If Tenant does not terminate this Lease, then, Landlord shall use commercially reasonable efforts to restore the Premises to the condition that existed prior to such taking and, from and after the date of such taking, rent due under this Lease shall be abated on a proportional basis in relation to the portion subject to such taking.

18. Destruction of Premises - In case of the total destruction of the Premises by fire, the elements, external violence or other casualty, then and thenceforth this lease shall cease and come to an end at the option of either Landlord or Tenant by written notice to the other delivered within thirty (30) days after the occurrence of such casualty. If neither party elects to terminate this Lease, then Landlord shall at its sole expense rebuild the Premises to substantially the same condition as existed prior to such casualty. The Tenant's liability for rent during the period of rebuilding shall cease. In the event the Landlord rebuilds the Premises, then said rebuilding shall be substantially completed within 6 months of the date of the casualty. In case the Premises shall be partially damaged by fire, the elements, external violence or other casualty, the same shall be repaired as speedily as practicable by the Landlord. Should such damage be so extensive as to render the Premises untenantable, the Landlord may, by giving notice to the Tenant within thirty (30) days of such damage, terminate this lease. If the Landlord does not give such notice, then the Landlord shall repair and/or rebuild said Premises as soon as is reasonably possible. In the event the Premises are not substantially rebuilt or repaired within ninety (90) days of such damage, then the Tenant may, by notice to the Landlord, terminate this lease upon ten (10) days written notice of Landlord's failure to make said repairs within the 90-day period. If the damage materially interferes with the Tenant's use of the property, Tenant shall have an abatement or an apportionment of the rent until the damage has been repaired or until this lease has been terminated pursuant to the terms hereof. If the Premises are damaged such that they are untenantable during the last six (6) months of this lease or during the last six (6) months of the first renewal option, this lease shall terminate unless within thirty (30) days of such damage, Tenant exercises the option to renew this lease.

19.             Quiet Enjoyment - The Landlord covenants that so long as the Tenant is in possession, the Tenant shall not be disturbed in the enjoyment of the Premises by the Landlord or by anyone claiming by or under the Landlord.

20.             Right of Entry - The Landlord, its agents, employees, prospective purchasers, prospective mortgagees and prospective lessees, may from time to time enter the Premises during the term of this lease at reasonable business hours and may further make such repairs as they are required to make under the terms of this lease provided that they do not unreasonably interfere with the Tenant's business. Lessor or his agents may enter upon the Premises at other than reasonable business hours to make emergency repairs, provided however, that whenever possible, Landlord shall refrain from entering the Premises unaccompanied by a representative of Tenant. In the case of an emergency, prior to entering the Premises, the Landlord shall call one or more members (up to a maximum of four), of the Tenant's "Emergency Response Team", the members of which shall be designated in a written notice delivered to Landlord contemporaneously with execution of this Lease and updated in writing by Tenant from time to time thereafter.

21.             Transfer by Landlord - The term "Landlord" as used in this lease means only the owner or the mortgagee in possession for the time being of the land and building (or the owner of a lease subject to this lease of the building or of the land and building) which constitutes the Premises, so that in the event of any sale or sales of said land and building, or in the event of a lease subject to this lease of the building or of the land and building, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations hereunder, except obligations existing under claims then existing and accrued; and it shall be deemed and construed without further agreement between the parties and the purchaser at any such sale, or the said Tenant of the building or of the land and building, that such purchaser or such Tenant of the building of the land and building, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. It is agreed that no such sale or lease shall be made unless such purchaser or lessee expressly assumes and agrees to carry out all of the covenants and obligations of the Landlord hereunder.

22.             Responsibility for Repairs - Landlord will deliver the Premises with all structural, mechanical, air conditioning as set forth Schedule 12 heating, electrical and plumbing systems in good working order. Landlord hereby warrants toTenant that as of the Commencement Date the Premises shall be in good order and condition and in compliance with all applicable laws and regulations. The Landlord agrees that during the term of the lease, the Landlord will at its sole cost and expense make all necessary repairs to the exterior and to the structure of the building, (including without limitation, the roof, subfloor and load bearing walls and including periodic repaving and restriping of the parking lot and entrance drives in order to maintain them in good appearance and condition consistent with other first class office/industrial buildings in the area). Tenant shall be responsible for all other repairs including but not limited to repairs and maintenance of the heating, air conditioning, electrical and plumbing systems. Tenant's obligations shall not include any major repairs that would be considered capital improvements under Generally Accepted Accounting Principles.

23. Utilities -
The Tenant agrees to be solely responsible for the following:
(a) Telephone services; and
(b) Dumpster and rubbish removal;

The Landlord and Tenant agree that the gas and electricity shall not be separately metered for Tenant and Visonic, Inc. (hereinafter, "Visonic"). The Tenant shall pay such amount which is in excess of Visonic's use. Visonic's use shall be established by taking the average kilowatt hours and units of gas for the prior twelve (12) months. In the event that the Visonic lease terminates prior to the Tenant's lease, Landlord shall be responsible for usage in excess of Tenant's usage based on an average kilowatt hours and units of gas for the twelve (12) months preceding the end of Visonic's lease. In the event that gas and/or electricity become individually metered, then Tenant shall be responsible only for its usage. In the event that a new tenant leases the Visonic location and Tenant's usage based on kilowatt hours varies by ten per cent (10%) or more, then the Landlord and Tenant shall equitably adjust the allocation hereof. In the event that Tenant changes it use or intensifies its us of the Premises, then the Landlord and Tenant shall equitably adjust the allocation hereof.

All other utilities which are not separately metered shall be paid by Tenant as set forth in Paragraph 33.

24. Mechanic's Liens - The Tenant shall not suffer or permit any mechanic's or materialman's lien to be filed against the Premises or any part thereof by reason of work, labor, services or materials performed or supplied on its order. If any such mechanic's or materialman's liens shall be filed against the Premises, the Tenant shall cause the same to be discharged of record within ninety (90) days of recording. If Tenant cannot discharge such lien within such period then in addition to all other rights and remedies of Landlord, the Landlord may discharge the same by paying the amount claimed to be due without inquiry into the validity of such claim. Such amount paid by the Landlord in procuring the discharge of such lien and all reasonable expenses in connection with such discharge shall be paid as additional rent by the Tenant to the Landlord within five (5) days of the date of a bill therefore sent by the Landlord to the Tenant.

25.            Signs - The Tenant may erect on the exterior of the Premises and/or on the land surrounding the building such signs as the Tenant may desire providing such permission of the Zoning authorities of the town in which the Premises are located be obtained by Tenant for the erection of any such signs and that said signs be erected at Tenant's sole cost and expense.

26.            Nonrecourse as to Landlord - Notwithstanding anything to the contrary set forth in this lease, it is specifically understood and agreed by Tenant than there shall be no personal liability on the part of the Landlord, with respect to any of the terms, covenants and conditions of this lease (except liability under Paragraph 7 of this Lease), and the Tenant shall look solely to the equity, if any, of the Landlord in the Premises for the satisfaction of each and every remedy of the Tenant in the event of any breach by the Landlord of any of the terms, covenants and conditions of this lease to be performed by the Landlord, except under Paragraph 7.

27. Security Deposit - Landlord and Tenant agree to pay Four Thousand ($4,000) as a security deposit shall be paid by Landlord.

28.             Termination of Lease - Upon termination of this lease, for any reason, the Tenant shall surrender the leased Premises to the Landlord. At that time, the Tenant shall surrender the leased Premises to the Landlord in the same condition it was in at the commencement of the term, reasonable wear and tear excepted. The premises shall be "broom clean" upon surrender. Upon expiration of the lease, any option term or extensions, Tenant will not be responsible for the removal of any improvements it has made to the Premises if such improvements have been made with the approval of the Landlord.

In the event the Tenant continues in possession after the termination of this lease, said continuation of possession shall not constitute a new term, but shall be a month-to-month tenancy only with all of the other terms and conditions of the lease binding upon the Tenant except that the rent or use and occupancy charge, as the case may be, shall then be 150% of the then monthly rental payment.

29.             Captions - The captions used in this lease are inserted only as a matter of convenience and in no way define, limit or describe the scope of the lease nor the paragraph in front of which it appears.

30.             Force Majeure - Neither Landlord nor Tenant shall be required to perform any term, condition or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, material or labor restriction by any governmental authority, civil riot, floors, financing, and any other cause not reasonably within the control of such party, and which by the exercise of due diligence Landlord is unable, wholly or in part, to prevent or overcome.

31.             Binding Effect - This lease shall be binding upon the Landlord and Tenant, and their respective successors, and assigns.

32.             Invalidity of Particular Provision - If any term or provision of this lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this lease shall not be affected thereby and each term and provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

33.             Additional Rent: Taxes, Master Insurance and Maintenance Charges- As additional rent, Tenant shall pay, on an annual basis, monthly in arrears (together with the base rent as set forth in paragraph 4 herein) its proportionate share of all insurance costs, real property taxes and Common Area Charges on the property in which the Premises are located (all of which is collectively defined as the "Total Common Areas Charges". The proportionate share of Total Common Area Charges shall be determined by the use of a fraction, the numerator of which is the number of square feet of floor space in the leased Premises and whose denominator is the aggregate number of square feet of all floor space of the building within which the Premises are located. Such fraction is 36.67%.

"Taxes", as used herein, shall mean all taxes, duties, assessments, or sewer liens or other charges relating to the Premises or the rental thereon, or any charge levied in lieu of the foregoing taxes, duties, assessments, or sewer liens levied or imposed against the land and buildings or rent paid thereon of which the leased Premises form a part whether said sums are payable to the Town in which the Premises are located or to any other governmental taxing authority having jurisdiction of the leased Premises.

Said taxes and insurance shall be determined upon receipt of a bill by the Landlord and shall be amortized monthly over the year following the receipt of said bill. If said bill is received after the commencement of a lease year, the Tenant shall make up any difference, within 30 days, between the amortized amount for the next year and the then current tax installment for the prior months.

During the first lease year and until first day of the second month immediately following the end of the Landlords fiscal year, the Tenant's monthly pro-rata share of the Total Common Area Charges, as defined herein, shall be based on:

a.	the Total Common Area Charges incurred by the Landlord in the last full fiscal year prior to the commencement of the lease, multiplied by

b.	36.67%, and further multiplied by

c.	one twelfth (1/12th).

Thereafter, and commencing on the first day of the second month immediately following the end of the Landlords fiscal year, the Tenant's pro-rata share of Total Common Area Charges, shall be recomputed based on the Total Common Area Charges incurred by the Landlord in the immediate preceding fiscal year. Tenant shall pay Landlord one twelfth (1/12th) of the Tenant's 36.67% proportionate share of the amount so determined, rounded to the nearest dollar, on the first day of each calendar month during such Lease Year. Landlord's and Tenant's obligations hereunder shall survive the expiration of this Lease. Said adjustments shall be made on or about January 1 of each year.

Within ninety (90) days after the end of each fiscal year, Landlord shall furnish Tenant a statement in reasonable detail of the actual Common Area Charges for such fiscal year prepared in accordance with sound accounting practices by Landlord's accountant. If the Tenant does not object, in writing by certified mail, return receipt requested, to said accountant's determination of its share of the common charges, said charges be deemed accepted by the Tenant. If the Tenants so objects, any dispute shall be settled within 60 days by binding arbitration by an arbitrator selected by the Tenant from a list of three independent accountants selected by the Landlord. Pending said arbitration the Tenant shall continue to pay said additional rent, subject to adjustment by the arbitrators.

As provided herein, Tenant shall pay, on a monthly basis, (together with the base rent as set forth in paragraph 4 herein) Tenant's share of the Maintenance Charges. For the purposes of this Lease, the term Maintenance Charges shall mean all out-of-pocket amounts actually paid or incurred by Landlord or its designee which are reasonable and customary for properties similar to the Premises to perform Landlord's obligations under Paragraphs 23(a) and (b) of this Lease.

For the purposes of this Lease, the term Common Area Charges shall mean all amounts paid or incurred by Landlord or its designee to operate, maintain and repair the Common Areas (and any common improvements therein, thereon or thereunder), including but not limited to, water, sewer charges, cleaning, snow and ice removal, lighting, maintaining and repairing exterior of the building; landscaping; water and sewerage charges related to the Common Areas; premiums for liability, fire (including all extended coverages and endorsements) and workmen's compensation insurance related to the Common Areas, sales and use taxes on material, equipment, supplies and services purchased to operate and maintain the Common Areas; fees for required licenses and permits, supplies, policing, security and traffic control of the Common Areas and affording protection thereto against fire to the extent that such fire protection is furnished by Landlord; annual costs relating to the sprinkler system, e.g., stand-by water charge and alarm system, repair and maintenance of the common areas.

Landlord shall not charge Tenant, at any time during the lease or option periods, for any improvements to the building common areas necessary to make the property adhere to current ADEA regulations and specifications.

To the best of Landlord's actual knowledge, the Premises are in compliance with all environmental laws, regulations, orders, etc.

Common Area Charges shall not include any major repairs that would be considered capital improvements under Generally Accepted Accounting Principles.

34.             Option to Renew - The Tenant shall have the option to renew this lease for one term of five (5) years, upon the same terms and conditions as provided herein, except that the base rent shall be adjusted upwards only as provided herein.

Said option shall be exercised by Tenant giving notice in writing, pursuant to this agreement, to Landlord at least six (6) months before the expiration of the initial term. It shall be a condition of the exercise of the foregoing option that at the time of the exercise of said option, Tenant shall not be in default under any of the terms of this lease.
Commencing with the rent due August 1, 2009 and each August 1st thereafter, the monthly payments of rent shall be adjusted by any increase in the Index (as defined herein). Such increase shall be determined by multiplying the base rent of $3,166.67 as set forth in Paragraph 4 herein by a fraction, the numerator of which is the last Index published for the month immediately preceding the anniversary date of this Lease (i.e. July), and any renewal thereof, and the denominator of which is the last Index published for the month prior to the initial term of the Lease as set forth in Paragraph 3. In the event that, in any year, said fraction indicates a negative adjustment, there shall be no decrease in the monthly rent.

As used herein, "Index" means the Consumer Price Index for All Urban Consumers (1982-84=100) as promulgated by the Bureau of Labor Statistics of the United States Department of Labor (currently found at www.bls.gov); or, if that Consumer Price Index ceases to be published, any successor similar publication (using any appropriate conversion factor therein provided) or if there is no such successor, then any comparable index selected by the Landlord that is in general use as a mechanism for measuring changes in purchasing power.

35.             Consent - If any provision of this lease requires the consent of the Landlord or the Tenant, such consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

Signed, Sealed and Delivered in the Presence of	LANDLORD,

By
Wales Realty, LLC
Roger W. Talbot, Sr, Member

TENANT

VeruTEK Technologies, Inc.
By John Collins
Its President and CEO

EXHIBIT A

page 1 of 2

STEPHEN
ARCHITECT

AVAILABLE
LEASED
OPEN OFFICE
OFFICE
PASSAGEWAY
RECEPTION
EX OFFICE

FIRST FLOOR PLAN

A2.0.0

EXHIBIT A

Schedule 12
Improvements subject to $90,000 Landlord contribution per paragraph 12 (c)

Heating and Air Conditioning Replace 3 units

Electrical
As necessary to support separation from other Tennant Disconect fire and burglar system - Visonic responsibility Install exit signs and lighting as required

Stairways
Requires a second staircase to be added.

Walls
Add a wall to divide warehouse area
First and second floor separation partitions

Restrooms
Add handicapped compliant restroom on first floor.

Other
Paint, prime and repair 1st and 2nd floor officces as necessary
Repair all doors to ensure they close properly / weather stip if necessary Replace existing fl000ring and install new as necessary
Replace damaged or mismatched ceiling tiles as necessary